                                                                      EXHIBIT 12



                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                  ------------------------------------------
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                            (Dollars In Thousands)

                                                           For the Three Months                For the Nine Months
                                                                  Ended                              Ended
                                                       ---------------------------        ---------------------------
                                                         Sept. 30,      Sept. 24,           Sept. 30,      Sept. 24,
                                                           1994           1993                1994           1993
                                                       ------------   ------------        ------------   ------------
Pretax earnings from continuing operations.             $  389,522     $  642,299          $1,474,392     $1,827,528

Deduct equity in undistributed net earnings
  of unconsolidated subsidiaries...........                 (3,218)        (3,598)            (15,666)       (12,136)
                                                        ----------     ----------          ----------     ----------
Total pretax earnings from continuing
  operations...............................                386,304        638,701           1,458,726      1,815,392
                                                        ----------     ----------          ----------     ----------
Add:  Fixed Charges (A)

        Interest...........................              2,223,203      1,500,574           6,198,030      4,246,643

        Amortization of debt expense.......                    512            930               2,080          3,066
                                                        ----------     ----------          ----------     ----------
      Total interest.......................              2,223,715      1,501,504           6,200,110      4,249,709

      Interest factor in rents.............                 31,017         34,259              96,822        104,975
                                                        ----------     ----------          ----------     ----------
Total fixed charges........................              2,254,732      1,535,763           6,296,932      4,354,684
                                                        ----------     ----------          ----------     ----------
Pretax earnings before fixed charges.......             $2,641,036     $2,174,464          $7,755,658     $6,170,076
                                                        ==========     ==========          ==========     ==========
Ratio of earnings to fixed charges.........                   1.17           1.42                1.23           1.42
                                                        ==========     ==========          ==========     ==========
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(A)  There was no capitalized interest for the 1994 and 1993 periods.

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